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                                                                EXHIBIT 2.14(g)
                       AGREEMENT REGARDING CLOSING MATTERS


         This Agreement Regarding Closing Matters ("Agreement") is entered into among Charter Communications, Inc., on behalf of the Charter Entities, and AT&T Broadband, LLC, on behalf of the AT&T Entities, as of February 26, 2001.

                                    RECITALS

         Various affiliates of the parties are contemporaneously entering into the Alabama Reorganization Agreement, the Alabama Purchase Agreement, the Nevada Reorganization Agreement, the Nevada Purchase Agreement, the St. Louis Agreement and the Florida Agreement (collectively, the "Acquisition Agreements"). The parties are entering into this Agreement to set forth provisions relating to the closings under one or more of those Acquisition Agreements.

                                    AGREEMENT

         For valuable consideration, the parties agree as follows:

         1. Definitions. Capitalized terms used but not defined in this Agreement will have the meanings ascribed to them in the Reorganization Agreements. In addition, the following terms will have the following meanings when used in this Agreement:

         "Alabama Purchase Agreement" means the Asset Purchase Agreement of even date among Marcus Cable of Alabama, L.L.C., as buyer, and TCI of Selma, Inc., TCI of Lee County, TCI Cablevision of Alabama, Inc. and Alabama T.V. Cable, Inc., as sellers, and TCI Southeast, Inc.

         "Alabama Reorganization Agreement" means the Reorganization Agreement of even date among CCI, as buyer, and TCI TKR of Alabama, Inc., as seller, and TCI Southeast, Inc.

         "AT&T Entities" means TCI TKR of Alabama, Inc., TCI of Selma, Inc., TCI of Lee County, TCI Cablevision of Alabama, Inc. and Alabama T.V. Cable, Inc., TCI Southeast, Inc., TCI Cablevision of Nevada, Inc., TCI West, Inc., AT&T Broadband, LLC, Communications Services, Inc., Ohio Cablevision Network, Inc., TCI Cablevision of California, Inc., TCI Washington Associates, LP., TCI of Illinois, Inc., TCI Cablevision of Missouri, Inc., St. Louis Tele-Communications, Inc., TCI Cable Partners of St. Louis, L.P., TCI TKR of Central Florida, Inc. and TCI Holdings, Inc.

         "CCI" means Charter Communications, Inc., a Delaware corporation.

         "Charter Common Stock" means Class A Common Stock of CCI.

         "Charter Common Stock Offering" means an underwritten public sale of Charter Common Stock by CCI for cash pursuant to a registration statement.
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         "Charter Common Stock Offering Proceeds" means the net aggregate proceeds of a Charter Common Stock Offering in an aggregate amount equal to the product of the total number of shares of Charter Common Stock sold in such offering, multiplied by the per share price to the public for such Charter Common Stock, less underwriting fees and commissions.

         "Charter Entities" means CCI, Marcus Cable of Alabama, L.L.C., Falcon Cable Systems Company II, L.P., Interlink Communications Partners, LLC, Charter Communications, LLC, Falcon Cable Media, and Charter Communications Entertainment I, LLC.

         "Dedicated Sale Proceeds" means the first $3,000,000 of Charter Common Stock Offering Proceeds, plus 50% of all such proceeds in excess of such amount.

         "Florida Agreement" means the Asset Purchase Agreement of even date among Interlink Communications Partners, LLC, Charter Communications, LLC, and Falcon Cable Media, a California limited partnership, as sellers, CCI, and TCI Cablevision of Missouri, Inc. and TCI Cable Partners of St. Louis, L.P., as buyers.

         "Nevada Purchase Agreement" means the Asset Purchase Agreement of even date among Falcon Cable Systems Company II, L.P., as buyer, and AT&T Broadband, LLC, Communications Services, Inc., Ohio Cablevision Network, Inc., TCI Cablevision of California, Inc. and TCI Washington Associates, LP., as sellers.

         "Nevada Reorganization Agreement" means the Reorganization Agreement of even date between CCI, as buyer, and TCI Cablevision of Nevada, Inc., as seller, and TCI West, Inc.

         "Parties" means the AT&T Entities, on one hand, and the Charter Entities, on the other hand.

         "Purchase Price" will be as defined in the Alabama Reorganization Agreement and/or the Nevada Reorganization Agreement, as applicable, and subject to applicable adjustments specified in such Reorganization Agreement.

         "Reorganization Agreements" means the Alabama Reorganization Agreement and the Nevada Reorganization Agreement.

         "St. Louis Agreement" means the Asset Purchase Agreement of even date among Charter Communications Entertainment I, LLC, as buyer, and TCI of Illinois, Inc., TCI Cablevision of Missouri, Inc., St. Louis
Tele-Communications, Inc., TCI Cable Partners of St. Louis, L.P. and TCI TKR of Central Florida, Inc., as sellers, and TCI Holdings, Inc.

         2. Reorganization Agreements. Under the Reorganization Agreements, the selling entities are to receive Charter Common Stock in exchange for the Assets to be transferred pursuant to the Reorganization Agreements. Notwithstanding such agreements, the parties agree that if a


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Charter Common Stock Offering is consummated during the period from the date of this Agreement through Closing under one or both of the Reorganization Agreements, then the following will apply:

         (a) If a Charter Common Stock Offering occurs prior to the Closing under the Nevada Reorganization Agreement, then the Nevada Reorganization Agreement will be deemed amended to provide that CCI will deliver at Closing cash in amount equal to the amount of the Purchase Price thereunder or the Dedicated Sale Proceeds, whichever is less, and the number of shares of Common Charter Stock shall be reduced by an amount equal to the amount of cash so delivered, divided by the Charter Class A Per Share Value.

         (b) If a Charter Common Stock Offering occurs prior to the Closings under both Reorganization Agreements, and if the amount of Dedicated Sale Proceeds exceed $349,800,000 (such excess being referred to as the "Excess Dedicated Sale Proceeds"), then in addition to the use of cash in lieu of Charter Common Stock referred to in clause (a) above, the Alabama Reorganization Agreement will be deemed amended to provide that CCI will deliver at Closing cash in an amount equal to the amount of the Purchase Price thereunder or the Excess Dedicated Sale Proceeds, whichever is less, and the number of shares of Common Charter Stock shall be reduced by an amount equal to the amount of cash so delivered, divided by the Charter Class A Per Share Value.

         (c) If a Charter Common Stock Offering occurs prior to the Closing under the Alabama Reorganization Agreement but after the Closing under the Nevada Reorganization, then the Alabama Reorganization Agreement will be deemed amended to provide that CCI will deliver at Closing cash in an amount equal to the amount of the Purchase Price thereunder or the Dedicated Sale Proceeds, whichever is less, and the number of shares of Common Charter Stock shall be reduced by an amount equal to the amount of cash so delivered, divided by the Charter Class A Per Share Value.

         (d) Each party to the Reorganization Agreements will use commercially reasonable efforts to satisfy, or to cause to be satisfied, the conditions to the obligations of the other parties thereunder to consummate the transactions contemplated thereby as soon as practicable.

         (e) The "Maximum Per Share Value" under each Reorganization Agreement is $25.02045. The "Minimum Per Share Value" under each Reorganization Agreement is $20.47128.

         (f) The parties will use commercially reasonable efforts to amend the applicable Reorganization Agreement to give effect to the provisions of this Section 2 and Sections 3 and 4, as applicable.


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         3. Allocations of Consideration.

         (a) If a Charter Common Stock Offering occurs prior to the Closing under one or both Reorganization Agreements and cash in lieu of Charter Common Stock is delivered to Seller pursuant to Section 2 above, and if the purchase, sale and reorganization transaction contemplated by either or both Reorganization Agreements fail to qualify as a reorganization under the provisions of Section 368(a) of the Code and the rules and regulations promulgated thereunder, then (i) the Share Consideration, if any, the Cash and the Assumed Obligations and Liabilities, each in the amount as determined under the Nevada Reorganization Agreement and Section 2 above (the "Nevada Purchase Consideration") and/or (ii) the Share Consideration, if any, the Cash and the Assumed Obligations and Liabilities, each in the amount determined under the Alabama Reorganization Agreement and Section 2 above (the "Alabama Purchase Consideration") will be allocated by Buyer and Seller separately among the Assets acquired pursuant to the Nevada Reorganization Agreement and the Assets acquired pursuant to the Alabama Reorganization Agreement in each case as set forth in Section 3(b) below (with "Purchase Consideration" as used in the Section 3(b) below to refer to either the Nevada Purchase Consideration and/or the Alabama Purchase Consideration, as the case may be).

         (b) No later than 120 days after Closing, Buyer will deliver to Seller a written estimate of the allocation of the Purchase Consideration and the Assumed Obligations and Liabilities among the Assets, as such Assets existed immediately prior to the Closing Time. The parties will use reasonable good faith efforts to agree on the final allocation of the Purchase Price and the Assumed Obligations and Liabilities among the Assets within 60 days after delivery of Buyer's estimate of such allocation (the "Final Allocation"). In determining the Final Allocation, the Purchase Consideration will be allocated between the tangible assets and the Franchises acquired by Buyer by allocating to the tangible assets amounts equal to the book value of such tangible assets on the Closing Date and the remainder to the Franchises.

         (c) Each Seller and Buyer will timely file any forms required to be filed under Section 1060 of the Code and any corresponding provision of state or local tax law. In addition, Seller and Buyer each agree (i) to file all Tax returns and determine all Taxes (including, without limitation, for purposes of Section 1060 of the Code) in accordance with and based upon the Final Allocation and (ii) not to take any position inconsistent with such Final Allocation in any audit or judicial or administrative proceeding or otherwise; provided however, Seller and Buyer will not be required to take a position on their tax returns that is not supported by "substantial authority" as defined in
         Section 6662 of the Code and the regulations related thereto (and if a party is taking a different position on a tax return based on the preceding proviso, it will give the other at least 30 days' notice prior to filing such return).


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         4. Reorganization Agreement Representations, Warranties and Covenants.

         (a) If a Charter Common Stock Offering occurs prior to the Closing under one or both Reorganization Agreements and cash in lieu of Charter Common Stock is delivered to Seller pursuant to Section 2 above, and if the purchase, sale and reorganization transaction contemplated by either or both Reorganization Agreements fails to qualify as a reorganization under the provisions of Section 368(a) of the Code and the rules and regulations promulgated thereunder, then, with respect to each Reorganization Agreement which so fails to qualify:

                  (i) the following provisions shall have no force or effect:
                  Sections 4.21, 5.11, 6.32 and 6.33 and the last sentence of
                  Section 4.14; and

                  (ii) notwithstanding the provisions of such Reorganization Agreement requiring Buyer thereunder to pay certain amounts to Seller in shares of Charter Common Stock, including adjustments and indemnification claims, all payments required to be made thereunder will be made in cash.

         (b) If a Charter Common Stock Offering occurs prior to the Closing under one or both Reorganization Agreements and cash in lieu of Charter Common Stock is delivered to Seller pursuant to Section 2 above such that no Charter Common Stock will be delivered under either or both Reorganization Agreements, then, with respect to each such Reorganization Agreement, the following provisions shall have no force or effect: Sections: 4.19, 5.9, 5.10, 6.30 and 6.34.

         (c) Notwithstanding the provisions of the Reorganization Agreements, in no event shall any of the Charter Entities be deemed to have breached
         Section 5.11 or 6.33 as a result of any action required or permitted to be taken by them pursuant to this Agreement.

         5. Timing of Transactions.

         (a) The Charter Entities will not be obligated to consummate the transactions contemplated by the Alabama Reorganization Agreement and the Alabama Purchase Agreement (the "Alabama Agreements") until all the conditions to the Charter Entities' obligation to consummate the First St. Louis Closing (as defined below) are met or waived or the closing of all of the transactions pursuant to the St. Louis Agreement (the "St. Louis Closing") or the First St. Louis Closing is occurring simultaneously. The AT&T Entities will not be obligated to consummate the transactions contemplated by the St. Louis Agreement until all the conditions to the AT&T Entities' obligation to consummate the Alabama Agreements are met or waived or the closings pursuant to the Alabama Agreements are occurring simultaneously with the St. Louis Closing or First St. Louis Closing. The closing of


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         the Alabama Agreements will not occur unless they occur simultaneously.
         The closing of the Nevada Reorganization Agreement and the Nevada Purchase Agreement will not occur unless they occur simultaneously.

         (b) The AT&T Entities will not be obligated to consummate the transactions contemplated by the Florida Agreement (the "Florida Closing") until all the conditions to AT&T's obligation to consummate the St. Louis Closing are met or waived or the St. Louis Closing is occurring simultaneously or the First St. Louis Closing has already occurred. Between the date of this Agreement and such closing, the AT&T Entities and the Charter Entities will negotiate in good faith to prepare a schedule ("Schedule 1") which will match up the assets to be transferred under the Florida Agreement (the "Florida Assets") against the assets to be transferred under the St. Louis Agreement owned by TCI Cable Partners of St. Louis, L.P., and TCI Cablevision of Missouri, Inc. (the "St. Louis Assets"), in a way that is tax efficient pursuant to Section 1031 of the Code. The portion of the St. Louis Assets making up the matched up assets (the "AT&T Matching Assets") will be listed on
         Schedule 1 with their Purchase Price values and, separately, the remaining St. Louis Assets (the "AT&T Unmatched Assets") will also be listed on Schedule 1 with their Purchase Price values. The AT&T Matching Assets shall include a cushion reasonably necessary, but as small as practical, to ensure that there are sufficient assets in all like-type and -kind categories to ensure a tax efficient matchup of assets pursuant to Section 1031 of the Code; provided that the value of the aggregate AT&T Matching Assets (such value, the "Matchup Holdback Amount") (which value shall be determined based on the proportionate share of the aggregate purchase price under the St. Louis Agreement attributable to the AT&T Matching Assets) shall be at least equal to the unadjusted purchase price pursuant to the Florida Agreement and shall not exceed $299 million.

         (c) If the conditions to the Florida Closing and the St. Louis Closing (other than those conditions to be satisfied or waived at closing) have been or will be met or waived by June 30, 2001, then the closing of both transactions will occur pursuant to Section 6 below on the sooner of (i) the date three days after all the conditions to closing both transactions are met or waived; and (ii) June 30, 2001. If the conditions to the St. Louis Closing (other than those conditions to be satisfied or waived at closing) are or will be met or waived by June 30, 2001, but the conditions to the Florida Closing are not met by such date, then the St. Louis Closing will occur on June 30, 2001 pursuant to Sections 7 and 8 below.

         (d) If the Florida Closing and the St. Louis Closing have not occurred by June 30, 2001, then, subject to the termination dates contained in the Florida Agreement and the St. Louis Agreement, the St. Louis Closing will occur three days after all the conditions to the St. Louis Closing (other than those conditions to be satisfied or


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         waived at closing) are met or waived. If all the conditions to the
         Florida Agreement (other than those conditions to be satisfied or waived at closing) are met at that time the closings will occur pursuant to Section 6 below and if the conditions to the Florida Closing are not met at such time the closings will occur pursuant to Sections 7 and 8 below.

         6. Simultaneous St. Louis and Florida Closings. If the St. Louis Closing and the Florida Closing occur pursuant to this Section 6, then: (i) the St. Louis Closing and the Florida Closing will occur simultaneously; (ii) the cash consideration that the AT&T Entities are entitled to receive and that the Charter Entities are obligated to pay as the purchase price (as preliminarily adjusted as of the St. Louis Closing, the "St. Louis Purchase Price") for the St. Louis Assets, will be reduced by the amount of the purchase price (as preliminarily adjusted as of the Florida Closing, the "Florida Purchase Price") the AT&T Entities are obligated to pay for the Florida Assets and the AT&T Entities will not be obligated to pay the Florida Purchase Price. All subsequent adjustments with respect to the purchase price for the Florida Assets and the St. Louis Assets shall be paid in cash by the appropriate Charter Entities or AT&T Entities pursuant to the terms of the St. Louis Agreement and the Florida Agreement.

         7. St. Louis Closing Prior to the Florida Closing. If the St. Louis Closing occurs pursuant to this Section 7, then the following (the "First St. Louis Closing") will occur:

         (a) The assets identified on Schedule 1 as the "AT&T Unmatched Assets" will be transferred to the Charter Entities pursuant to the terms of the St. Louis Agreement and Section 6.3 of the St. Louis Agreement will be applicable with respect to all of the System Employees, as defined therein;

         (b) The assets described on Schedule 1 as the AT&T Matching Assets will not be transferred;

         (c) The St. Louis Purchase Price, as adjusted for all the St. Louis Assets (including the AT&T Matching Assets), will be reduced by the Matchup Holdback Amount;

         (d) All subsequent adjustments with respect to the purchase price for the St. Louis Assets (including the AT&T Matching Assets) shall be paid in cash by the appropriate AT&T Entities or Charter Entities pursuant to the terms of the St. Louis Agreement; and

         (e) The Charter Entities will manage the AT&T Matching Assets pursuant to a management agreement to be entered into at the First St. Louis Closing (the "Special Management Agreement") which will provide that:
         (i) The Charter Entities will receive a fixed management fee equal to 5% of the net cash flow (gross revenues less direct expenses, excluding capital expenditures) ("Net Cash Flow") generated by the AT&T Matching Assets during the term of the Special Management Agreement (the "Special Management Fee"); (ii) The AT&T Entities will receive the Net Cash Flow


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         generated by the AT&T Matching Assets during the term of the Management
         Agreement; (iii) the AT&T Entities will reimburse the Charter Entities for the direct expenses incurred by the Charter Entities in connection with the management of the AT&T Matching Assets, as incurred; (iv) the AT&T Entities shall reimburse the Charter Entities for the amount of capital expenditures (including maintenance, capital and inventory) made by the Charter Entities with respect to the AT&T Matching Assets as incurred, provided that in no event shall the amount reimbursed for such capital expenditures exceed an amount equal to the Net Cash Flow minus the Special Management Fee; and (v) The AT&T Entities will bear all risk of loss (other than loss caused by the Charter Entities' management of the AT&T Matching Assets) with respect to the AT&T Matching Assets during the term of the Special Management Agreement.
         The Special Management Fee shall be payable annually, or if earlier, upon termination of the Special Management Agreement. The date on which the St. Louis closing occurs pursuant to Section 6 or the First St. Louis Closing occurs pursuant to Section 7 shall be referred to as the "St. Louis Closing Date".

         8. Second Closing. If the First St. Louis Closing occurs pursuant to
Section 7, then, upon all conditions to the Florida Closing being met (other than those conditions to be satisfied or waived at closing), the following (the "Second St. Louis Closing") will occur, subject to the Charter Entities' condition to closing that there has been no Material Adverse Effect (as defined in the St. Louis Agreement) with respect to the AT&T Matching Assets:

         (a) The Florida Assets will be transferred to the AT&T Entities pursuant to the Florida Agreement and Schedule 1;

         (b) The AT&T Matching Assets will be transferred to the Charter Entities pursuant to the St. Louis Agreement and Schedule 1;

         (c) The Charter Entities shall pay to the AT&T Entities an amount in cash equal to (i) the Matchup Holdback Amount, minus (ii) the Florida Purchase Price (provided, if such amount is negative, the amount shall be paid by the AT&T Entities to the Charter Entities);

         (d) No adjustments will be made under the St. Louis Agreement with respect to the AT&T Matching Assets;

         (e) The Special Management Agreement will terminate;

         (f) The Charter Entities shall pay to the AT&T Entities an amount in cash equal to the amount of interest calculated at 7% per annum on a principal sum equal to the Matchup Holdback Amount, compounded daily from the time of the First St. Louis Closing until the Second St. Louis Closing; and


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         (g) All subsequent adjustments with respect to the purchase price for the Florida Assets shall be paid in cash by the appropriate Charter Entities or AT&T Entities pursuant to the terms of the Florida Agreement.

         9. Failure of Florida Closing to Occur. If the First St. Louis Closing has occurred and the conditions to the Florida Closing are not met by the date which is one year from the date hereof, or, if prior to such date, the Florida Agreement is terminated pursuant to its terms, then: (i) the Charter Entities will pay the AT&T Entities the Matchup Holdback Amount plus interest thereon calculated at 7% per annum compounded daily from the time of the First St. Louis Closing until the date of such payment; (ii) The AT&T Entities will transfer the AT&T Matching Assets to the Charter Entities; and (iii) The Special Management Agreement will terminate.

         10. Material Adverse Effect. If there is an event which has a Material Adverse Effect, as defined in the St. Louis Agreement, on the AT&T Matching Assets that is not caused by the management of the AT&T Matching Assets by the Charter Entities, between the time of the First St. Louis Closing and the time all the conditions to the Florida Closing are met, the Charter Entities will not be obligated to close on the AT&T Matching Assets and the parties will negotiate in good faith to determine how to proceed.

         11. Section 1031 Intent and Mechanics with respect to Florida and St. Louis Assets. The exchanges of assets pursuant Sections 6, 7 and 8 are intended to qualify, to the extent reasonably possible as a tax free exchange of like-kind assets under Section 1031 of the Code (the "Exchanges"). The AT&T Entities and the Charter Entities agree to use all reasonable efforts to structure the Exchanges in such a way that to the extent reasonably possible it will be a tax free exchange of like-kind assets under Section 1031 of the Code, including either Party's assignment of its rights under this Agreement to a "qualified intermediary" engaged by such Party to effectuate a deferred like-kind exchange under Section 1031 of the Code.

         (a) Method of Exchange. The Exchange described in Sections 6, 7 and 8 is to occur as follows: (i) the AT&T tangible personal property and the Charter tangible personal property are being exchanged each for the other; (ii) AT&T's Real Property (as defined in the St. Louis Agreement) included in the AT&T Matching Assets and Charter's Real Property (as defined in the Florida Agreement) are being exchanged each for the other; and (iii) AT&T's Contracts, Franchises, Licenses and Intangibles (each as defined in the St. Louis Agreement) included in the AT&T Matching Assets and Charter's Contracts, Franchises, Licenses and Intangibles (each as defined in the Florida Agreement) are being exchanged each for the other. In each case, the assets described in this Section 9(a) shall be exchanged each for the other in "Exchange Groups" as defined under Treasury Regulations Sections 1.1031(a)-2 and 1.1031(j)-1, and in each case to the maximum extent permitted by
         Section 1031 of the Code and the regulations promulgated thereunder. Liabilities assumed or taken subject to by


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         each party are being exchanged each for the other to the maximum extent permitted under Section 1031 of the Code and regulations thereunder.

         (b) Calculation of Gross Values. For the purposes of this Agreement, the gross value of AT&T's Assets (as defined in the St. Louis Agreement) comprising the Systems (as defined in the St. Louis Agreement) included in the AT&T Matching Assets in each AT&T Entity shall be as set forth on Schedule 1 (each, an "AT&T System Value") and the gross value of Charter's Assets (as defined in the Florida Agreement) comprising the Systems (as defined in the Florida Agreement) transferred to each AT&T Entity shall be as set forth on Schedule 2 (each, a "Charter System Value").

         (c) Allocation of Value. Following Closing, the Parties shall use reasonable good faith efforts to agree on the value to be allocated to the tangible personal property and real property included in the Assets pursuant to Treasury Regulations relating to like-kind exchanges of multiple assets under Section 1031 of the Code. In the event the Parties fail, within 90 days after Closing, to reach agreement on the allocation of value, then the Parties shall hire an appraiser (the "Appraiser") to prepare with respect to this Agreement, not later than 120 days after Closing, a written report regarding the value to be allocated to the tangible personal property and real property included in the Assets pursuant to Treasury Regulations relating to like-kind exchanges of multiple assets under Section 1031 of the Code. The fees of the Appraiser will be split equally between the Parties. The Parties agree that for purposes of Sections 1031 and 1060 of the Code and the regulations thereunder, each will report the transactions contemplated by this Agreement in accordance with the values determined by this
         Section 9(c). Each party promptly will give the other notice of any disallowance or challenge of asset values by the Internal Revenue Service or any state or local tax authority.

         (d) Retained Franchises. If there are any "Retained Franchises" as defined in the St. Louis Agreement and the Florida Agreement which are part of the AT&T Matching Assets or the Florida Assets, after either the First St. Louis Closing or the Second St. Louis Closing then the Parties will work together in good faith to identify and hold back corresponding assets so as to fully utilize the benefits of Section 1031 of the Code consistent with Section 6.5.4 of the St. Louis Agreement and the Section 6.5.4 Florida Agreement.

         12. TCG. The Charter Entities will not be required to consummate the St. Louis Closing unless they shall have received written confirmation, in form and substance reasonably acceptable to the Charter Entities, from Teleport Communications Group Inc. ("TCG") that:

         (a) Notwithstanding Section 1(a) of each of the agreements with TCG set forth on Schedule 4.6.XI of the St. Louis Agreement (collectively, the "ARFA Agreements"),


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         the indefeasible rights to use granted to TCG under each of the ARFA
         Agreements shall not extend to any assets, rights or properties other than those facilities set forth in previously scheduled buildouts pursuant to the ARFA Agreements (which schedules have been, or within 30 days after the date of this Agreement will be, provided by the AT&T Entities to the Charter Entities ) or those schedules entered into prior to the St. Louis Closing Date in accordance with Section 6.31 of the St. Louis Agreement (such Facilities, the "Specified Facilities"). The buildout of all Specified Facilities shall be complete prior to the St. Louis Closing Date, and Grantor shall not be required to perform any additional buildout with respect to the Specified Facilities; provided that the buildout of the Specified Facilities set forth on
         Schedule 2 attached hereto may be completed after the St. Louis Closing Date provided that the AT&T Entities will be responsible for all costs associated with such buildouts.

         (b) The Charter Entities shall not be subject to any obligations set forth in Section 1(b) or Section 8 of the ARFA Agreements, including any obligations pursuant to such sections to provide information, perform buildouts or allow overlashing after the Closing Date;

         (c) The Charter Entities' obligations pursuant to clause (ii) of
         Section 24 of the ARFA Agreements shall be limited to the requirement to negotiate in good faith; and the Charter Entities' obligations pursuant to clause (iii) of Section 24 of the ARFA Agreements shall be limited to utilizing commercially reasonable efforts;

         (d) The obligations set forth in Sections 25 and 26 of the ARFA Agreements shall apply only to the extent that they relate to the Specified Facilities;

         (e) Section 30(c) of each of the ARFA Agreements shall be amended and restated to read in its entirety as follows:

                  "(c) Governing Law and Binding Effect. This Agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflicts of law questions) and decisions of the State of New York applicable to contracts made and to be performed entirely therein. This Agreement shall bind and inure to the benefit of each of the parties and their successors and permitted assigns (including any successors and assigns to any Grantor System related to the Specified Facilities, or portion thereof), and Grantor shall assign its rights, privileges and obligations under this Agreement to any purchaser, operator or other transferee of any portion of any System related to the Specified Facilities, with prior written notice to Grantee."; and

         (f) The provisions set forth in clauses (a) through (e) above shall inure to the benefit of all transferees, successors or assigns of the Charter Entities and any subsequent operators.

         (g) Notwithstanding anything in the St. Louis Agreement to the contrary, Section 6.30 of the St. Louis Agreement is hereby amended to add the following provision to the end of such Section:

                  "Notwithstanding the foregoing, nothing in this Section 6.30 shall affect assets owned or primarily used by TCG (but excluding any assets owned by Seller or its Affiliates) to support the Telephony Business or obligate TCG to provide services to Buyer."

         (h) Notwithstanding anything in the St. Louis Agreement to the contrary, Section 6.31 of the St. Louis Agreement is hereby amended and restated to read as follows:

                           "6.31. Additional TCG Obligations. Prior to the
                  Closing Date, Seller will not agree to build additional facilities for TCG or permit TCG to overlash or interconnect with the Systems (and Seller shall cause TCG not to do any of the foregoing) pursuant to the Amended and Restated Facilities Agreements between Sellers and TCG and their Affiliates referenced in Schedule 4.6.XI hereto (the "ARFAs") without the consent of Buyer, in its sole discretion."

         13. Telephony.

         (a) In order to facilitate discussions with respect to the potential continuation by the Charter Entities of the AT&T Entities' local exchange telephony business in the Service Areas described in the St. Louis Agreement ("Telephony Business") following the First St. Louis Closing, the AT&T Entities shall, within 30 days after the date of this Agreement, deliver to the Charter Entities worksheets setting forth the AT&T Entities' projections with respect to the potential operation of the Telephony Business in the Systems following the First St. Louis Closing. If the AT&T Entities and the Charter Entities are not able to reach agreement on the transfer of the Telephony Business pursuant to
         Section 6.30 of the St. Louis Agreement, then the AT&T Entities may, at their option, (i) elect on or before the Closing Date to continue to operate the Telephony Business for no more than 24 months following the First St. Louis Closing, or (ii) if no such election is made, within the 60-day period following the First St. Louis Closing and subject to applicable Legal Requirements, cease the operations of the Telephony Business.

         (b) If the AT&T Entities elect to continue to operate the Telephony Business under Section 13(a)(i), the Charter Entities will reasonably cooperate with the AT&T

         Entities, at the AT&T Entities' expense, including the provision of technical support and the lease, on reasonable business terms, of the Charter Entities' facilities. In addition, and in such event, the parties will enter into a mutually acceptable co-branding agreement under which they will jointly brand and market the Telephony Business.

         (c) The Charter Entities shall further reasonably cooperate with the AT&T Entities in connection with the termination of the Telephony Business, whether at the conclusion of the AT&T Entities' operations under Section 13(a)(i) or as contemplated in Section 13(a)(ii). In connection with such termination of the Telephony Business, the AT&T Entities, on the one hand, and the Charter Entities, on the other, shall share equally the net out-of-pocket costs incurred by both the AT&T Entities (not including costs incurred to AT&T Affiliates including TCG) and the Charter Entities in connection with such termination (including employee severance costs); provided, however, that if the AT&T Entities elect to continue the operation of the Telephony Business under Section 13(a)(i), the Charter Entities' share of such costs will not exceed their share of such costs had the Telephony Business been terminated under Section 13(a)(ii), as reasonably estimated by the parties at the First Closing.

         14. Capital Budgets. The capital budgets referenced in Section 3.2.5 of the Alabama Purchase Agreement, the Nevada Purchase Agreement, the St. Louis Agreement and the Florida Agreement, and in Section 3.3.5 of each of the Reorganization Agreements are attached hereto.

         15. Agreements Survive. All covenants and agreements set forth in this Agreement shall survive the closings pursuant to the Acquisition Agreements.

         16. Miscellaneous. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflicts of law. This Agreement may not be amended except pursuant to an instrument in writing signed by each party hereto. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument. This Agreement has been negotiated by the parties hereto and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in its construction or interpretation.


                            [SIGNATURE PAGE FOLLOWS]


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
         The parties are signing this Agreement Regarding Closing Matters as of the date first written above.

                                  AT&T BROADBAND, LLC
                                  ON BEHALF OF THE AT&T ENTITIES

                                       By  /s/ Alfredo Di Blasio
                                          -------------------------------------
                                               Alfredo Di Blasio
                                               Authorized Signatory

                                       CHARTER COMMUNICATIONS, INC.
                                       ON BEHALF OF THE CHARTER ENTITIES

                                       By  /s/ Curtis S. Shaw
                                          -------------------------------------
                                               Curtis S.  Shaw
                                               Senior Vice President